INEI CORPORATION

EXHIBIT 11.0 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

     Net loss per share is based on the number of common shares outstanding including common stock equivalents from dilutive stock options. The number of shares outstanding for the years ended June 30, 2003 and 2002 were computed as follows:

                                                                           Years Ended June 30,
                                                                       ---------------------------
                                                                           2003            2002
                                                                           ----            ----

Issued shares of Common Stock and Class B Common Stock                   4,684,759       4,684,759
Less: Shares of treasury stock                                            (327,897)       (327,897)
                                                                         ---------       ---------

Number of common shares and common stock equivalents                     4,356,862       4,356,862
                                                                         =========       =========